Exhibit 10.5

MODINE MANUFACTURING COMPANY
2020 INCENTIVE COMPENSATION PLAN
INCENTIVE STOCK OPTION
AWARD AGREEMENT

We are pleased to inform you that you have been granted an Option to purchase shares of Common Stock of Modine Manufacturing Company (the “Company”), subject to the terms and conditions of the Modine Manufacturing Company 2020 Incentive Compensation Plan (the “Plan”) and of this Award Agreement.  Unless otherwise defined herein, all terms used in this Award Agreement shall have the same meanings as set forth in the Plan.

Full name of Grantee:

Date of Award:

Exercise price per share:

Total number of shares:

Total exercise price:

1.  Option.  Pursuant to the Plan, you are hereby granted the option to purchase shares of Common Stock on the terms and conditions set forth in this Award Agreement.  The Option is intended to qualify as an Incentive Stock Option within the meaning of Section 422 of the Code to the extent it meets the requirements thereof, including the $100,000 per year limitation in Code Section 422(d).  Any portion of the Option that does not qualify as an Incentive Stock Option shall be a Nonqualified Stock Option.  This Option is intended to qualify as an Incentive Stock Option so that you may obtain preferential tax treatment and, consequently, certain limitations on disposition must be observed.  In order to obtain preferential tax treatment, shares of Common Stock obtained upon exercise of the Option may not be disposed of within twenty-four (24) months after the Date of Award or within twelve (12) months after exercise of the Option.

2.  Vesting Schedule.  The Option granted pursuant to this Award will vest according to the following schedule, provided, however, that, except as otherwise provided in Section 11.02 of the Plan or in this Award Agreement, you must be employed by the Company or a Subsidiary on each vesting date for that portion of the Option to vest.  If you separate from service due to Disability (as defined below), death, or your retirement (with Committee approval) prior to any Vesting Date, any unvested portion of the Option shall become fully and immediately exercisable.  For purposes of this Award Agreement, “Disability” shall mean “permanent and total disability” as defined in Section 22 (e)(3) of the Code.

Number of Shares of Common Stock	Vesting Date
33% of the total number of shares
33% of the total number of shares
34% of the total number of shares

3.  Time of Exercise; Exercise Limitation.  Vested Options may be exercised (in the manner provided in paragraph 4 hereof) in whole or in part, from time to time after the Vesting Date; provided, however, that because you are an executive officer of the Company subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, the Option may not be exercised by you within six (6) months after the Grant Date.

4.  Method of Exercising Option.  Subject to the limitations stated elsewhere in this Award Agreement or in the Plan, this Option will be exercisable as to all or a portion of the Common Stock in accordance with the vesting schedule above in Paragraph 2.  In no event will the Option be exercisable if it would result in a violation of federal or state securities laws or would occur later than ten (10) years from the date of grant.  The Option may be exercised in whole or in part by delivery to the Company or its designee of (a) written notice identifying the Option and stating the number of shares with respect to which it is being exercised, and (b) payment in full of the exercise price of the shares then being acquired; provided, however, that you may pay the exercise price either in cash, by transferring to the Company shares of stock of the Company at their Fair Market Value as of the date of exercise of the Option ("Delivered Stock"), a combination of cash and Delivered Stock, or such other forms or means that the Company determines are consistent with the Plan's purpose and applicable law.  Notwithstanding the foregoing, the Company may arrange for or cooperate in permitting broker-assisted cashless exercise procedures.  No person shall acquire any rights or privileges of a shareholder of the Company with respect to any shares of Common Stock until such shares have been duly issued.  The Company shall have the right to delay the issue or delivery of any shares to be delivered hereunder until (a) the completion of such registration or qualification of such shares under federal, state or foreign law, ruling or regulation as the Company shall deem to be necessary or advisable, and (b) receipt from you of such documents and information as the Company may deem necessary or appropriate in connection with such registration or qualification or the issuance of shares hereunder.

5.  Expiration Date.  Upon a termination of your employment for any reason (except termination of employment for Cause), this Option shall expire one (1) year from the date of termination of your employment.  Upon your termination of employment for Cause, this Option shall immediately expire. Notwithstanding anything herein contained to the contrary, this Option shall not be exercisable subsequent to ten (10) years after the date of grant.  Your Option will become nonqualified (i.e., lose preferential tax treatment) if it is not exercised within three (3) months after a termination of employment or within one (1) year after a termination of employment due to Disability.

6.  Transfer of Option.  The Option shall be nontransferable and shall, except in the case of death or Disability, be exercisable only by you during your lifetime.  Notwithstanding the foregoing, you shall have the right to transfer the Option upon your death, either by the terms of your will or under the laws of descent and distribution.  In the case of your Disability, the Option shall be exercisable by your personal representative.  Upon your death, the Option shall be exercisable by your personal representative, administrator, or other representative of your estate, or the person or persons to whom this Option shall pass by will or under the laws of descent and distribution.

7.  Transfer of Stock.  If you dispose of any of the Common Stock acquired upon exercise of the Option within twenty-four (24) months after the date the Option was granted or within twelve (12) months after exercise of the Option, then, you shall promptly notify the Company of the number of shares so disposed of, the dates of disposition, and the consideration, if any, received for such shares.  In order to comply with federal income tax law, the Company may take such action as it deems appropriate to ensure notice to the Company of any disposition of the Common Stock with the time periods described.

8.  No Unlawful Issue of Shares.  If, in the opinion of its counsel, the issue or sale of any shares of its stock hereunder pursuant to the Option shall not be lawful for any reason, including the inability of the Company to obtain, from any regulatory body having jurisdiction, authority deemed by such counsel to be necessary to such issuance or sale, the Company shall not be obligated to issue or sell any such shares pursuant to the exercise of the Option.

9.  No Obligation of Employment.  The Option shall not impose any obligation on the Company to continue your employment with the Company or a Subsidiary.

10.  Controlling Provisions; Plan Controls.  In the event of a conflict between the terms of this Award Agreement and any employment agreement or change in control agreement between you and the Company, this Award Agreement shall control.  This Option is qualified in its entirety by reference to the terms and conditions of the Plan under which it is granted, a copy of which you may request from the Company.  The Plan empowers the Committee to make interpretations, rules and regulations thereunder and, in general, provides that the determinations of such Committee with respect to the Plan shall be binding upon you.  The Plan is hereby incorporated herein by reference.

11.  Change in Control.  The vesting of the Option in the event of a Change in Control is governed by Section 11.02 of the Plan.  Involuntary termination of your employment by the Company would be termination of your employment by the Company without Cause and termination by you of your employment for Good Reason.   “Good Reason” means a material diminution in your base salary; material diminution in your annual target bonus opportunity; material diminution in your authority, duties or responsibilities; material diminution in authority, duties or responsibilities of the supervisor to whom you report; material diminution in the budget over which you retain authority; or material change in the geographic location at which you must perform services.

12.  Forfeiture Under Recoupment Policy.  The Company shall have the power and the right to require you to forfeit this Option, return the shares of Common Stock issued pursuant to an exercise of this Option or any proceeds therefrom consistent with any recoupment policy maintained by the Company under applicable law, as such policy is amended from time to time.

13.  Use of Words.  The use of words of the masculine gender in this Award Agreement is intended to include, wherever appropriate, the feminine or neuter gender and vice versa.

14.  Successors.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.

15.   Taxes.  The Company may require payment of or withhold any tax that it believes is required as a result of the grant or exercise of the Option, and the Company may defer making delivery with respect to shares issuable hereunder until arrangements satisfactory to the Company have been made with respect to such tax withholding obligations.

16.  No Legal or Tax Advice.  Notwithstanding anything stated in this Award Agreement, the Company is not providing any legal or tax advice related to this Option or any Common Stock that may be obtained upon exercise of this Option. Nothing stated in this Option is intended to cover any legal or tax situation. You are encouraged to consult your own legal and/or tax advisors to address any questions or concerns you may have regarding this Option or any Common Stock that may be obtained upon the exercise of this Option.

17.  Personal Information.  Solium Capital LLC and Equiniti Trust Company assist the Company in the operation of the Plan and the administration of the Option granted pursuant to this Award Agreement.  If you choose to participate in the Plan, you acknowledge and consent to the Company sharing your name, email, and information regarding the grant of the Option under this Award Agreement with both Solium Capital LLC and Equiniti Trust Company.

By your signature and the signature of the Company’s representative below, you and the Company agree that the Incentive Stock Option Award awarded to you under this Award Agreement is subject to the terms and conditions of the Plan, a copy of which is available to you upon request.  As provided in the Plan, you hereby agree to accept as binding any decision of the Committee with respect to the interpretation of the Plan and this Award Agreement, or any other matters associated therewith.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed as of ___________, 2021.

MODINE MANUFACTURING COMPANY

By:	/s/ Neil D. Brinker
Neil D. Brinker
President and Chief Executive Officer

The undersigned hereby accepts the foregoing Incentive Stock Option Award and agrees to the terms and conditions of this Award Agreement and of the Plan.